Exhibit 99.1

April 23, 2018

Qurate Retail, Inc. to Hold Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Qurate Retail, Inc.  (“Qurate”) (formerly Liberty Interactive Corporation) (Nasdaq: QRTEA, QRTEB)  will be holding its Annual Meeting of Stockholders on Wednesday,  May 23, 2018, at approximately 8:15 a.m., M.D.T., at the corporate offices of Qurate,  12300 Liberty Blvd., Englewood, Colorado 80112.  The record date for the meeting is 5:00 p.m., New York City time, on April 2, 2018.  At the meeting, Qurate may make observations regarding the company’s financial performance and outlook.

The presentation will be broadcast live via the Internet. The webcast will begin at 8:00 a.m. M.D.T.  with the Liberty Media Corporation Annual Meeting of Stockholders, and, upon its completion (estimated at 8:15 a.m. M.D.T.), Qurate will commence its Annual Meeting of Stockholders. All interested persons should visit the Qurate website at http://www.qurateretail.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Qurate Retail, Inc.  (Formerly Liberty Interactive Corporation)

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of its subsidiaries QVC, Inc., HSN, Inc., and zulily, llc (collectively, the Qurate Retail Group) as well as its interests in ILG and FTD, among other things.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.